Exhibit 99.2

                             Press Release

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IMMEDIATE RELEASE:                                                NEWS
June 27, 1995                            Nasdaq National Market - RNDM

   ENTEX INFORMATION SERVICES MODIFIES CASH OFFER FOR RANDOM ACCESS Random Access Likely to Post Loss for Quarter Ended May 31, 1995

DENVER (June 27) BUSINESS WIRE -June 27, 1995--ENTEX Information Services, Inc. and Random Access, Inc. (Nasdaq National Market - RNDM) today announced that the two companies have revised the definitive agreement announced May 15,1995, under which ENTEX will acquire Random Access in a cash merger.

The revisions reflect a new purchase price of $3.25 per share in cash, versus ENTEX's original offer of $3.50 per share. With about 6.76 million Random Access shares outstanding, including payments for outstanding options, the deal now has an indicated value of approximately $22,000,000.

The revision of the agreement followed discussions between the two companies after it was determined that Random Access would most likely incur a significant loss for the quarter ended May 31, 1995, which would cause Random Access to fail to satisfy certain conditions to the consummation of the original agreement, including the requirement that the Company have a specified minimum tangible net worth as of the end of the quarter. The tangible net worth condition, and certain other provisions of the original offer, have been amended in the new agreement.

The board of directors of Random Access has approved the revised agreement and reaffirmed that it will recommend that Random Access shareholders vote in favor of the merger at a special shareholders meeting to be held later this summer. The board has received an opinion from its financial advisors, Chatfield Dean & Co., Inc., that the proposed merger is fair, from a financial point of view, to its shareholders. The merger is contingent on regulatory clearance and approval by a two-thirds majority of Random Access shareholders.

According to ENTEX President John McKenna, "We continue to view our intended acquisition of Random Access as a good strategic move for ENTEX. We get an outstanding employee and customer base, broaden our national geographic coverage and build our service expertise in the areas of training and videoconferencing."

Upon a favorable vote from shareholders, both parties anticipate that the transaction will close in August, 1995. Upon the closing, ENTEX will acquire 100% of the assets and liabilities of Random Access.

Richard Crawford, president of Random Access, said, "This merger will benefit our customers through the combination of our experienced people and established customer base with ENTEX's proven systems and processes, and their excellent relationships with the top-tier vendors and manufacturers."

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The acquisition of Random Access would make ENTEX the largest direct provider of personal computers and related services to corporate America. The combined organizations would have annual revenues approaching $1.8 billion, 72 locations throughout the country and 3,600 employees.

Based in Rye Brook, N.Y., ENTEX Information Services is the nation's premier provider of PC and network solutions for the technology challenges of large corporations and government agencies. ENTEX operates in major metropolitan regions across the United States and provides global coverage through strategic international alliances. The Company works with large, information-intensive organizations to control and maximize the value of their investment in information technology.

Random Access provides PC systems and services to large volume customers in the Western U.S. region, including microcomputer hardware and software; local- and wide- area networking systems, design and support; videoconferencing and telecommunications consulting; high performance workstations; and service, training/education and support.

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                               CONTACTS:

Random Access, Inc.                         ENTEX Information Services
Richard A. Crawford                                    Rich Schineller
303/752-5030                                              914/935-3684

Pfeiffer Public Relations, Inc.                        Mintz & Hoke PR
Kim Smith                                                Jim Bierfeldt
303/393-7044                                              203/679-9713